   As filed with the Securities and Exchange Commission on February 9, 2001

                                                      Registration No. 333-54270
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                                 ____________

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                      TO

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                       HUMPHREY HOSPITALITY TRUST, INC.
            (Exact name of registrant as specified in its charter)

                    Virginia                                                                    52-1889548
        (State or other jurisdiction of                                                      (I.R.S. Employer
         incorporation or organization)                                                     Identification No.)

                                                                                               Paul J. Schulte
                                                                                        Humphrey Hospitality Trust, Inc.
              7170 Riverwood Drive                                                           7170 Riverwood Drive
            Columbia, Maryland 21046                                                       Columbia, Maryland 21046
                  (443) 259-4900                                                                (443) 259-4900

       (Address, including zip code, and telephone number,                      (Name,address, including zip code, and telephone,
including area code, of registrant's principal executive offices)               number, including area code, of agent for service)

                                    Copy to:


                            Kenneth J. Alcott, Esq.
                               Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                (804) 788-8200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS


                                886,816 SHARES
                       HUMPHREY HOSPITALITY TRUST, INC.
                                 COMMON STOCK

     Our common stock is included on The Nasdaq National Market under the symbol "HUMP."

     Our wholly-owned subsidiary is the general partner of Humphrey Hospitality Limited Partnership. Humphrey Hospitality Limited Partnership issued 886,816 units of limited partnership interest to (1) various sellers of hotel properties, including James I. Humphrey, Jr., an affiliate of our company, and
(2) three of our other affiliates as partial payment for various services performed for our company. The unitholders have the option of redeeming all or a portion of those partnership units. When a unitholder redeems units, we determine whether to redeem the units for cash or for newly issued shares of our common stock. If we choose to issue common stock rather than cash, then the unitholder will receive one share of our common stock for each unit redeemed. This prospectus relates to resales of the common stock by the unitholders, who are the selling shareholders named in this prospectus, including one selling shareholder who is a director of our company.

     Shares resold under this prospectus may be offered and sold from time to time in open-market or privately-negotiated transactions that may involve underwriters, brokers or dealers.

     We will not receive any of the cash proceeds from the sale of the shares covered by this prospectus, and the registration of the shares does not necessarily mean that any of them will be issued by us, or offered or sold by a selling shareholder.

     In part so that we can continue to qualify as a "real estate investment trust" under the federal income tax laws, our articles of incorporation generally do not permit anyone to own more than 9.9% of our outstanding common stock. This limitation and other limits on who can own our common stock are described in this prospectus under "Restrictions on Ownership and Transfer."

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
            SEE THE RISK FACTORS DESCRIBED IN OUR FILINGS WITH THE
                 SECURITIES AND EXCHANGE COMMISSION, WHICH ARE
                 INCORPORATED BY REFERENCE IN THIS PROSPECTUS.
                                  ____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ____________

               The date of this prospectus is February 9, 2001.

                               TABLE OF CONTENTS

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
A WARNING ABOUT FORWARD-LOOKING STATEMENTS........................................    1

HUMPHREY HOSPITALITY TRUST, INC...................................................    1

SECURITIES TO BE OFFERED..........................................................    1

DESCRIPTION OF CAPITAL SHARES.....................................................    2

RESTRICTIONS ON OWNERSHIP AND TRANSFER............................................    3

REDEMPTION OF UNITS...............................................................    5

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT...........................    5

SELLING SHAREHOLDERS..............................................................   28

PLAN OF DISTRIBUTION..............................................................   28

EXPERTS...........................................................................   29

LEGAL MATTERS.....................................................................   30

WHERE YOU CAN FIND MORE INFORMATION...............................................   30

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We describe these reasons in our Current Report on Form 8-K filed with the SEC on January 22, 2001, and in other reports we file with the SEC, and you should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.

                       HUMPHREY HOSPITALITY TRUST, INC.

     Humphrey Hospitality Trust, Inc., through our subsidiaries, owns limited service hotels. We have elected to be taxed as a real estate investment trust for federal income tax purposes.

     As of December 31, 2000, we owned, through our subsidiaries, 92 hotels, containing a total of 6,385 rooms, and one office building, which are located in 19 midwestern and eastern states. We lease our hotels to Humphrey Hospitality Management, Inc. and its wholly-owned subsidiary, Supertel Hospitality Management, Inc., which are owned substantially by James I. Humphrey, Jr., the Vice Chairman, Chief Operating Officer and Treasurer of Humphrey Hospitality Trust. Our principal source of revenue is from payments by the lessee under leases that provide for both fixed and percentage rent. The principal determinants of percentage rent are the hotels' room revenue and, to a lesser extent, other revenue.

     We are a Virginia corporation. Our executive offices are located at 7170 Riverwood Drive, Columbia, Maryland 21046, and our telephone number is (443) 259-4900. Our common stock is included on The Nasdaq National Market under the symbol "HUMP."

                           SECURITIES TO BE OFFERED

     This prospectus relates to the offer and sale from time to time of up to 886,816 common shares that may be issued to the persons named as selling shareholders in this prospectus - including one of our directors, James I. Humphrey, Jr. and three of his affiliates - if and when they tender for redemption units of limited partnership interest in Humphrey Hospitality Limited Partnership. See "Redemption of Units."

                         DESCRIPTION OF CAPITAL SHARES

General

     Our articles of incorporation provide that we may issue up to 35,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2000, 11,173,543 shares of common stock were issued and outstanding, 1,263,250 shares of common stock were reserved for issuance on redemption of units of limited partnership interest in Humphrey Hospitality Limited Partnership and no preferred stock was issued and outstanding.

Common Stock

     Subject to the preferential rights of any other shares or series of shares of capital stock, holders of our common stock are entitled to receive dividends if and when authorized and declared by the board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities.

     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares of capital stock, the common shareholders possess the exclusive voting power. There is no cumulative voting in the election of directors, which means in all elections of directors, each common shareholder has the right to cast one vote for each share of stock for each candidate.

Preferred Stock

     Our articles of incorporation permit the board of directors to authorize the issuance of shares of preferred stock from time to time, in one or more series. The board of directors may grant the holders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then current market price of shares of common stock. As of the date hereof, no shares of our preferred stock are outstanding.

  The transfer agent and registrar for our common stock is First Union National Bank.

                    RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Our articles of incorporation establish certain restrictions on the original issuance and transfer of shares of our common stock.

     Subject to certain exceptions described below, our articles provide that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws and the federal securities laws, more than 9.9% of:

  .  the number of outstanding shares of our common stock, or


  . the number of outstanding shares of our preferred stock of any class or series of preferred stock.

     Our articles provide that, subject to the exceptions described below, any transfer of common or preferred stock that would:

  . result in any person owning, directly or indirectly, shares of our common or preferred stock in excess of 9.9% of the outstanding shares of common stock or any class or series of preferred stock,

  . result in our common and preferred stock being owned by fewer than 100 persons, determined without reference to any rules of attribution,

  . result in our company being "closely held" under the federal income tax laws, or

  . cause our company to own, actually or constructively, ten percent or more of the ownership interests in a tenant of its real property, under the federal income tax laws,

will be null and void and the intended transferee will acquire no rights in those shares of stock. In addition, the shares to be transferred will be designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit the shares to Humphrey Hospitality for registration in the name of the trust. We will designate the trustee, but the trustee may not be affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we name.

     Shares-in-trust will remain shares of issued and outstanding common stock or preferred stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in a transfer to another trust.

     Our articles require that the prohibited owner of shares-in-trust pay the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust if the record date of the distribution was on or after the date that the shares of stock became shares-in-trust. The trust will pay the prohibited owner the lesser of:

  . the price per share that the prohibited owner paid for the shares of common stock or preferred stock that were designated as shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of such transfer, or

  . the price per share received by the trust from the sale of the shares-in-trust.

     The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

     The shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

  . the price per share in the transaction that created the shares-in-trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or

  . the market price per share on the date that our company, or our designee, accepts the offer.

     "Market price" on any date means the average of the closing prices for the five consecutive trading days ending on that date. The closing price on any date generally means the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading, or if our stock is not so listed or quoted, a price determined by the board of directors in good faith. "Trading day" means a day on which the principal national securities exchange on which shares of our common or preferred stock are listed or admitted to trading is open for the transaction of business or, if our common or preferred stock is not listed or admitted to trading on any national securities exchange, means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     If a shareholder owns, directly or indirectly, more than 5%, or any lower percentage required by federal income tax laws, of our outstanding shares of stock, then he or she must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating his or her name and address, the number of shares of common and preferred stock owned directly or indirectly and a description of how those shares are held. In addition, each direct or indirect shareholder must provide us with any additional information as we may request to determine any effect on our status as a real estate investment trust and to ensure compliance with the ownership limit.

     The ownership limit in our articles will continue to apply until:

  . our board of directors determines that it is no longer in the best interest of our company to attempt to qualify, or to continue to qualify, as a real estate investment trust, and

  . there is an affirmative vote of two-thirds of the number of shares of outstanding common and preferred stock entitled to vote at a regular or special meeting of our company's shareholders.

                              REDEMPTION OF UNITS

     Each limited partner may, subject to certain limitations, require that Humphrey Hospitality Limited Partnership redeem all or a portion of his units, at any time after a specified period following the date he acquired the units, by delivering a redemption notice to Humphrey Hospitality Limited Partnership. When a limited partner tenders his units to the partnership for redemption, we can, in our sole discretion, choose to purchase the units for either (1) a number of common shares equal to the number of units redeemed (subject to certain adjustments) or (2) cash in an amount equal to the market value of the number of common shares he would have received if we chose to purchase the units for common stock. We anticipate that we generally will elect to purchase the units for common shares.

                    FEDERAL INCOME TAX CONSEQUENCES OF OUR
                               STATUS AS A REIT

     This section summarizes the U.S. federal income tax issues that you, as a shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, except to the extent discussed in "--Taxation of Tax Exempt Shareholders" below, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations, except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below.

     The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     We urge you to consult your own tax advisor regarding the specific tax consequences of owning our shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

     We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that we have operated in a manner intended to qualify as a REIT since our election to be a REIT and we intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     Our qualification as a REIT depends on our ability to meet on a continuing basis qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership and the percentage of the earnings we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment to us and our shareholders if we fail to qualify as a REIT, see "--Failure to Qualify."

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that we avoid the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     . we will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

     . we may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to our shareholders;

     . we will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (2) other nonqualifying income from foreclosure property;

     . we will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business;

     . if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability;

     . if we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

     . we may elect to retain and pay income tax on our net long-term capital gain; and

     . if we acquire any assets from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation's basis in the asset, or

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

        another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. The rule described in this paragraph will apply assuming that we make an election under the Treasury regulations on our tax return for the year in which we acquire an asset from a C corporation. We made an election under Internal Revenue Service Notice 88-19 (predecessor to current Treasury regulations) with respect to the assets that we acquired from Supertel Hospitality, Inc. in connection with our merger with that corporation. Accordingly, any gain recognized by us on the disposition of any such asset during the 10-year period beginning on the date of acquiring the asset, to the extent of such asset's "built-in gain," will be subject to tax at the highest regular corporate rate.

Requirements for Qualification

     A REIT is a corporation, trust, or association that meets the following requirements:

     1. it is managed by one or more trustees or directors;

     2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     3. it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

     4. it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

     5. at least 100 persons are beneficial owners of its shares or ownership certificates;

     6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified entities, during the last half of any taxable year;

     7. it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

     8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

     9. it meets other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the

                                       7
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requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for such taxable year. For purposes of determining share ownership under requirement six, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement six.

     We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements five and six set forth above. In addition, our articles of incorporation restrict the ownership and transfer of our outstanding stock so that we should continue to satisfy requirements five and six. The provisions of the articles of incorporation restricting the ownership and transfer of the common stock are described in "Restrictions on Ownership and Transfer."

     We currently have three wholly-owned corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Our current corporate subsidiaries are "qualified REIT subsidiaries." Thus, in applying the requirements described herein, those subsidiaries and any other "qualified REIT subsidiary" that we acquire or form will be ignored, and all assets, liabilities and items of income, deduction and credit of each such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

     In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of Humphrey Hospitality Limited Partnership, E&P Financing Limited Partnership and Solomons Beacon Inn Limited Partnership and any other partnership in which we acquire an interest (each a "Partnership" and, collectively, the "Partnerships") are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     Income Tests

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes:

     .  rents from real property;

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

     . interest on debt secured by mortgages on real property or on interests in real property; and

     . dividends or other distributions on and gain from the sale of shares in other REITs.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities or any combination of the foregoing. Gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to us.

     Rents. Pursuant to percentage leases, our lessee leases from the Partnerships the land, buildings, improvements, furnishings and equipment comprising our hotels for terms of 15 years. The percentage leases provide that our lessee is obligated to pay base rent, percentage rent and other additional charges. The percentage rent is calculated by multiplying fixed percentages by
(1) gross room revenues and (2) gross revenues from the operation of the hotels excluding the room revenues. The base rent and percentage rent accrue and are paid monthly.

     In order for the base rent, the percentage rent and the additional charges to constitute "rents from real property," the percentage leases must be respected as "true leases" for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

     .  the intent of the parties;

     .  the form of the agreement;

     . the degree of control over the property that is retained by the property owner, such as whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement; and

     . the extent to which the property owner retains the risk of loss with respect to the property, such as whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property.

     In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether:

     .  the service recipient is in physical possession of the property;

     .  the service recipient controls the property;

     . the service recipient has a significant economic or possessory interest in the property, or whether the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property;

     . the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

     . the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

     . the total contract price does not substantially exceed the rental value of the property for the contract period.

     Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     We believe that the percentage leases will be treated as true leases for federal income tax purposes. Our belief is based, in part, on the following facts:

     . Partnerships and our lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

     . our lessee has the right to the exclusive possession, use and quiet enjoyment of the hotels during the term of the percentage leases;

     . our lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements and the cost of certain capital improvements, and dictates how the hotels are operated, maintained, and improved;

     . our lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, real and personal property taxes and property and casualty insurance premiums, during the term of the percentage leases, other than the cost of replacement or refurbishment of furniture, fixtures and equipment and certain capital expenditures;

     . our lessee benefits from any savings in the costs of operating the hotels during the term of the percentage leases;

     . in the event of damage to or destruction of a hotel, generally our lessee is at economic risk because it is obligated either (1) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (2) to purchase the hotel for the greater of the fair market value of the property or a minimum price described in the lease;

            . our lessee has indemnified the applicable Partnership against all liabilities imposed on the Partnership during the term of the percentage leases by reason of (1) any accidental injury to or death of persons or loss of or damage to property occurring at the hotels, (2) past, present and future use, misuse, non-use, condition management, maintenance or repair of the hotels, (3) any taxes or assessments in respect of the hotels, (4) any breach of the percentage leases or of any sublease of a hotel by the lessee or (5) the grossly negligent acts and omissions and willful misconduct of lessee;

            . our lessee is obligated to pay substantial fixed rent for the period of use of the hotels;

            . our lessee stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotels;

            . the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to our lessee; and

            . the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

            You should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from our lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

            In order for the base rent, the percentage rent and the additional charges to constitute "rents from real property," the following conditions must be met:

            . first, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

            . second, neither we nor a direct or indirect owner of 10% or more of our common stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent;

            . third, in order to treat all of the rent received under a lease as "rents from real property" the rent attributable to the personal property leased in connection with such lease must not exceed 15% of the total rent received under the lease; and

            . finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property.

          As stated above, the percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

          .  are fixed at the time the percentage leases are entered into;

          . are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

          .  conform with normal business practice.

     More generally, the percentage rent will not qualify as "rents from real property" if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is, in reality, used as a means of basing the percentage rent on income or profits. Because the percentage rent is based on fixed percentages of the gross room revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the term of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we represent that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

          Second, we must not own, actually or constructively, 10% or more of any lessee (a "related party tenant") other than a "taxable REIT subsidiary." The constructive ownership rules of the federal income tax laws generally provide that if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not currently own directly any stock in our lessee. In addition, our articles of incorporation prohibit any shareholder from transferring our common or preferred stock if the transfer would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our real property. Thus, we should never own, actually or constructively, 10% or more of any lessee other than a taxable REIT subsidiary. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not lease any property to a "related party tenant" other than a taxable REIT subsidiary. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of the shares, we cannot guarantee that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

          Tax legislation enacted in 1999 will allow us to own up to 100% of the stock of a "taxable REIT subsidiary" beginning on January 1, 2001. Such a taxable REIT subsidiary can lease our hotels as long as it engages an "eligible independent contractor" to manage and operate the hotels. An "eligible independent contractor" must either be, or be related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person who is not a related person with respect to us or our taxable REIT subsidiary. A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. In addition, a taxable REIT subsidiary can provide customary and noncustomary services to our tenants without tainting our rental income. See "--Asset Tests."

     Third, our rent attributable to personal property leased in connection with a hotel must not exceed 15% of the rent received under the lease. The rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as:

     . the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to

     . the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "adjusted basis ratio").

Beginning in 2001, that ratio will be computed using relative fair market values. With respect to each hotel, we believe either that the adjusted basis ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. We can provide no assurance, however, that the Internal Revenue Service will not assert that the personal property that we acquire has a value in excess of its appraised value, or that a court will not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and lose our REIT status.

     Finally, neither we nor the Partnerships can furnish or render noncustomary services to the tenants of the hotels, or manage or operate the hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we may provide a minimal amount of noncustomary services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Provided that the percentage leases are respected as true leases, we should satisfy that requirement because neither we nor any Partnership performs, nor will we or they perform, any services other than customary ones for our lessee. Furthermore, we have represented that, with respect to each other hotel property that we acquire in the future, we will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the percentage leases are recharacterized as service contracts or partnership agreements, the rent likely would be disqualified as "rents from real property" because the Partnerships would be considered to furnish or render services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor.

     As stated above, tax legislation enacted in 1999 will allow us to own up to 100% of the stock of a taxable REIT subsidiary beginning on January 1, 2001. A taxable REIT subsidiary can provide customary and noncustomary services to our tenants without tainting our rental income. We and a taxable subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. The new rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm's-length basis. See "--Asset Tests."

     Additional Charges. In addition to the rent, our lessee is required to pay the additional charges to the Partnerships. To the extent that the additional charges represent either (1) reimbursements of amounts that the lessee is obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, the additional charges should qualify as "rents from real property." To the extent, however, that the additional charges represent interest accrued on the late payment of the rent or the additional charges, the additional charges should not qualify as "rents from real property," but, instead, should be treated as interest that qualifies for the 95% gross income test.

     Interest. The term "interest" generally does not include any amount received or accrued if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Prohibited Transactions. We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held for sale to customers and that a sale of any such asset would not be in the ordinary course of business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property that is held "primarily for sale to customers in the ordinary course of a trade or business."

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

     . that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

     . for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

     . on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     . on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

      . which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        As a result of the rules with respect to foreclosure property, if our lessee defaults on its obligations under a percentage lease, we terminate the lessee's leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, then gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests. In such event, we likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

        Hedging Activities. In the future, we and/or a Partnership may enter into hedging transactions with respect to one or more of our or its assets or liabilities. Those hedging activities may include entering into interest rate swaps, caps and floors, options to purchase those items, and futures and forward contracts. To the extent that we or a Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or a Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Failure to Satisfy Income Tests. Our investment, through the Partnerships, in the hotels in major part gives rise to income that is qualifying income for purposes of both gross income tests. We believe that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test but not the 75% gross income test, those revenues qualify as rents from real property for purposes of both gross income tests. Gains on sales of the hotels or a sale of our interest in the Partnerships generally will be qualifying income for purposes of both gross income tests. We anticipate that income on our other investments will not result in our failing either gross income test for any year.

        If, however, we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under the federal income tax laws. Those relief provisions generally will be available if:

        . our failure to meet such tests is due to reasonable cause and not due to willful neglect;

        .  we attach a schedule of the sources of our income to our tax return;
           and

        . any incorrect information on the schedule was not due to fraud with intent to evade tax.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

        Asset Tests

        To maintain our qualification as a REIT, we also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

        .  cash or cash items, including receivables;

        .  government securities;

        . interests in real property, including leaseholds and options to acquire real property and leaseholds;

        .  interests in mortgages on real property;

        .  stock in other REITs; and

        . investments in stock or debt instruments during the one-year period following the receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

        The second asset test has two components:

        . First, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets; and

        . Second, we may not own more than 10% of any one issuer's outstanding voting securities.

        For purposes of both components of the second asset test, the term "securities" does not include our stock in any qualified REIT subsidiary or our interest in any Partnership.

        Tax legislation enacted in 1999 modifies the 10% voting securities prong of the second asset test as of January 1, 2001. As stated above, such legislation allows us to own up to 100% of the stock of taxable REIT subsidiaries beginning on January 1, 2001. Accordingly, the 10% voting securities prong of the second asset test will not apply to taxable REIT subsidiaries. However, as of January 1, 2001, the tax legislation will prevent us from owning more than 10% of the voting power or value of the stock of a
                                                 --
taxable subsidiary that is not treated as a "taxable REIT subsidiary." In addition, under the tax legislation, no more than 20% of the value of our total assets can consist of securities of taxable REIT subsidiaries.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

        Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

        . the sum of (1) 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property, minus

        .  the sum of specified items of noncash income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

        .  85% of our REIT ordinary income for such year;

        .  95% of our REIT capital gain income for such year; and

        .  any undistributed taxable income from prior periods,

then we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amount we actually distributed.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

        It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% excise tax. In such a situation, we may need to borrow funds or issue additional stock.

        We may be able to correct a failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

        Recordkeeping Requirements

        We must maintain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

        Failure to Qualify

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year.
In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to limitations, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

        As long as we qualify as a REIT, a taxable "U.S. shareholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of our stock that for U.S. federal income tax purposes is:

        .  a citizen or resident of the United States;

        . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof;

        . an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

        . any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

        A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its stock. We generally will designate capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder's stock. Instead, the distribution will reduce the adjusted basis of the stock. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its stock as long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        You may not include in your individual income tax returns any of our net operating losses or capital losses. Instead, we generally would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, you generally will not be able to apply any "passive activity losses," such as losses from some types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions and gain from the disposition of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Our Stock

        In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. shareholder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of our stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that the U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our stock may be disallowed if the U.S. shareholder purchases other shares of stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to noncorporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our noncorporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A noncorporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A noncorporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

     We will report to you and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at the rate of 31% with respect to distributions unless you
(1) are a corporation or come within another exempt category and, when required, demonstrate this fact or (2) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. If you do not provide us with your correct taxpayer identification number, you also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions if you fail to certify your nonforeign status to us. You should be aware that recently issued Treasury regulations governing the backup withholding rules as applied to non-U.S. shareholders alter the procedural aspects of backup withholding compliance and are effective for distributions made after December 31, 2000.

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to tax on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income.

     If, however, a tax-exempt shareholder were to finance its acquisition of our stock with debt, a portion of the income that such shareholder receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, a qualified employee pension or profit sharing trust that owns more than 10% of our stock may be required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

     . the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

     . we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

     . either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

     The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our stock, including any reporting requirements.

     A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to that distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. The non-U.S. shareholder also may be subject to the 30% branch profits tax if it is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

     . a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

     . the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the shareholder's stock. Instead, the distribution will reduce the adjusted basis of the shareholder's stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits, and its adjusted basis in our stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if it is later determined that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as FIRPTA. The term "U.S. real property interests" includes interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on a distribution attributable to gain from sales of U.S. real property interests at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against his tax liability for the amount withheld.

     A non-U.S. shareholder generally will not incur tax under FIRPTA as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our stock at all times during a specified testing period will not incur tax under FIRPTA if the stock is "regularly traded" on an established securities market. If the gain on the sale of our stock were taxed under those special provisions, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if:

     . the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

     . the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

State and Local Taxes

     We, the Partnerships, and you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon the ownership of our stock.

Tax Aspects of Our Investment in the Partnerships

     The following discussion summarizes the federal income tax considerations applicable to our direct or indirect investments in the Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as a Partnership

     We are entitled to include in our income our distributive share of a Partnership's income and to deduct our distributive share of a Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     . is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

     .   is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as Humphrey Hospitality Limited Partnership, will be respected for all periods prior to January 1, 1997, if:

     .   the entity had a reasonable basis for its claimed classification;

     . the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

     . neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996, that the classification of the entity was under examination.

     Each Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to

January 1, 1997. In addition, each Partnership intends to continue to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of passive-type income, including real property rents, gains from the sale or other disposition of real property, interest and dividends.

     Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if:

     . all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended; and

     . the partnership does not have more than 100 partners at any time during the partnership's taxable year.

In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if:

     . substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership; and

     . a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.

Each Partnership qualifies for the private placement exclusion.

     If a Partnership is considered a publicly traded partnership because it is deemed to have more than 100 partners, it should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason any Partnership were taxable as a corporation, rather than as a Partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See "-- Requirements for Qualification -- Income Tests" and "-- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "-- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnerships would not pass through to the partners, and the partners would be treated as shareholders for tax purposes. Consequently, the Partnerships would be required to pay income tax at corporate tax rates on their net income, and distributions to the partners would constitute dividends that would not be deductible in computing the Partnerships' taxable income.

     Income Taxation of the Partnerships and Their Partners

     Partners, Not Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from our Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Tax Allocations With Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under the partnership agreements for each Partnership, depreciation or amortization deductions of a Partnership generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that a Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain on the sale of a contributed hotel will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

     Basis in Partnership Interests. Our adjusted tax basis in our interest in a Partnership generally is equal to the following:

     . the amount of cash and the basis of any other property we have contributed to the Partnership;

     .   increased by (1) our allocable share of the Partnership's income and
         (2) our allocable share of the Partnership's indebtedness; and

     . reduced, but not below zero, by (1) our allocable share of the Partnership's loss and (2) the amount of cash distributed to us, including constructive distributions resulting from a reduction in our share of the Partnership's indebtedness.

If the allocation of our distributive share of a Partnership's loss would reduce our adjusted tax basis in our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that a Partnership's distributions, or any decrease in our share of the indebtedness of a Partnership, which is considered a constructive cash distribution, would reduce our adjusted tax basis below zero, such distributions would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our partnership interest in a Partnership has been held for longer than one year, the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnerships. To the extent that a Partnership has acquired a hotel for cash, its initial basis in that hotel for federal income tax purposes generally was equal to the purchase price paid by the Partnership. The Partnerships depreciate such depreciable hotel property under either the modified accelerated cost recovery system of depreciation or the alternative depreciation system of depreciation. The Partnerships use the modified accelerated cost recovery system of depreciation for furnishings and equipment and for buildings and improvements. Under the modified accelerated cost recovery system, the Partnerships generally depreciate furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention and generally depreciate buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

     To the extent that a Partnership has acquired hotels in exchange for units, its initial basis in each hotel for federal income tax purposes should be the same as the transferor's basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. A Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

     Sale of Partnership's Property

     Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized on the disposition of contributed properties will be allocated first to the partners of a Partnership to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by a Partnership on the disposition of the contributed properties, and any gain recognized by a Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification -- Income Tests." We, however, do not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or any Partnership's trade or business.

                             SELLING SHAREHOLDERS

     The "selling shareholders" named below may receive common shares upon redemption of units. One of the selling shareholders, James I. Humphrey, Jr., as a director of our company, is an affiliate of our company and three of the selling shareholders are affiliates of Mr. Humphrey. Because the selling shareholders may redeem all, some or none of their units, and may receive, at our option, cash rather than common shares upon such redemptions, no estimate can be made of the aggregate number of common shares that may be offered and sold by the selling shareholders pursuant to this prospectus. The selling shareholders may transfer their units to a transferee prior to tendering the units for redemption. In the table below, the selling shareholders are assumed to have redeemed all 886,816 units for common shares and sold all such common shares pursuant to this prospectus. The table shows as of December 31, 2000, and as adjusted to reflect the sale of all 886,816 common shares, certain information regarding the selling shareholders' beneficial ownership of common shares.

                                                      Prior to Offering                            After Offering
                                          ----------------------------------------------       ---------------------
                                                                     Common Shares
                                                 Shares           Registered under this
     Selling Shareholder                         Owned                Prospectus                   Shares Owned
------------------------------------      ------------------   -------------------------       ---------------------
James I. Humphrey, Jr.                          703,179                 703,179                        -0-
Bethany Hooper                                   10,479                  10,479                        -0-
Randy Smith                                      22,332                  22,332                        -0-
Timothy P. Barila                                 4,434                   4,434                        -0-
Humphrey Development, Inc.                          340                     340                        -0-
Humphrey Associates, Inc.                         5,279                   5,279                        -0-
Phillip H. McNeill, Sr.                          33,843                  33,843                        -0-
R. Brad Martin                                   61,130                  61,130                        -0-
David C. Sullivan                                27,288                  27,288                        -0-
Humphrey Hospitality Management, Inc.            18,512                  18,512                        -0-
                                                -------                 -------                        ---
     Total                                      886,816                 886,816                        -0-

                             PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of common shares by a selling shareholder. We are registering the common shares to which this prospectus relates to provide the holders thereof with freely tradeable securities, but registration of
such shares does not necessarily mean that any of such shares will be issued by our company or offered or sold by the holders thereof.

     Common shares may be offered and sold under this prospectus from time to time to purchasers directly by the selling shareholders or their pledgees, donees, transferees or successors in interest. Alternatively, the selling shareholders or their pledgees, donees, transferees or other successors in interest may from time to time offer and sell common shares under this prospectus through brokers, dealers or agents. These offers and sales may be made from time to time in one or more transactions (which may involve crosses or block trade transactions, with a broker or dealer acting as principal, agent or both) (1) on any exchange or in the over-the-counter market (2) other than in the over-the-counter market, including privately negotiated transactions or (3) in settlement of short sales of the common shares, puts, calls and other transactions in our securities or derivatives of our securities (whether listed on an exchange or not). The price(s) at which the common shares are offered or sold may be stipulated by the selling shareholders, negotiated by the parties or at the then-prevailing market price(s). Any brokers, dealers or agents involved in the transactions may receive compensation in the form of commissions from the selling shareholders or their transferees and/or the purchasers of common shares for whom they may act as agent. The selling shareholders or their transferees and any brokers, dealers or agents that participate in the distribution of common shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of common shares by them, and any commissions received by any brokers, dealers or agents, may be deemed to be underwriting commissions under the Securities Act of 1933.

     At the time a particular offer of common shares is made under this prospectus by the selling shareholders or their pledgees, donees or transferees, a prospectus supplement, if required, may be distributed, which will show the name of any transferees of the units or common shares, any broker-dealers or agents and any commissions and other terms constituting compensation from the selling shareholders and any other required information. Common shares may be sold under this prospectus from time to time at varying prices determined at the time of sale or at negotiated prices.

     In certain states, common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, common shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules as of and for the year ended December 31, 1999, incorporated by reference in this prospectus, have been incorporated in reliance on the report of Reznick Fedder & Silverman, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements and related financial statement schedules of Supertel Hospitality, Inc. as of December 31, 1998, and for each of the two years in the period ended December 31, 1998, have been incorporated by reference herein upon reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the common shares offered pursuant to this prospectus will be passed upon for us by Hunton & Williams, Richmond, Virginia.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" into this prospectus certain information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     .   Our Annual Report on Form 10-K for the year ended December 31, 1999,

     . Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000, and September 30, 2000,

     .   Our Current Report on Form 8-K, dated January 19, 2001, and

     . The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 1, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning:

                       Humphrey Hospitality Trust, Inc.

                             7170 Riverwood Drive
                           Columbia, Maryland 21046
                             Attention: Pat Hines
                           Telephone: (443) 259-4900

     As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not offer these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the offering are as follows:

     Securities and Exchange Commission registration fee     $ 1,566
     Accounting fees and expenses                              4,250
     Legal fees and expenses                                  15,000
     Miscellaneous                                             2,500
                                                             -------
          TOTAL                                              $23,316

Item 15.  Indemnification of Officers and Directors.

     The Articles of Incorporation of the Company contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to the Company or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

     The Company's Articles of Incorporation also require the Company to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Company, by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, provided that the board of directors determines that the conduct in question was in the best interest of the Company and such person was acting on behalf of the Company. A director or officer of the Company is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred if such person engaged in gross negligence, willful misconduct or a knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have the Company make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The board of directors of the Company also has the authority to extend to any person who is an employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to the same conditions and obligations described above.

Item 16.  Exhibits.


2.1 Agreement and Plan of Merger, dated June 11, 1999, between the Registrant and Supertel Hospitality, Inc. (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 14,
          1999).

3.1 Second Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A filed on December 10, 1999).

3.2 Third Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A filed on December 10, 1999).

5.1       Opinion of Hunton & Williams.

8.1       Opinion of Hunton & Williams with respect to certain tax matters.

10.1 Declaration of Trust of Humphrey Hospitality REIT Trust (incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 333-48583)).

10.2 Bylaws of Humphrey Hospitality REIT Trust (incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 333-48583)).

10.3 Declaration of Trust of E&P REIT Trust (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2000).

10.4 Bylaws of E&P REIT Trust (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2000).

10.5 Third Amended and Restated Agreement of Limited Partnership of Humphrey Hospitality Limited Partnership (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on November 14,
          2000).

10.6 Second Amended and Restated Agreement of Limited Partnership of Solomons Beacon Inn Limited Partnership (incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 33-93346)).

10.7 Agreement of Limited Partnership of E&P Financing Limited Partnership (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2000).

23.1      Consent of Reznick Fedder & Silverman.

23.2      Consent of KPMG LLP.

23.3      Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1).

24.1 Power of Attorney (located on the signature page of this Registration Statement).

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of

1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Columbia, State of Maryland, on the 6th day of February, 2001.

                         Humphrey Hospitality Trust, Inc.


                         By: /s/ James I. Humphrey, Jr.
                            --------------------------------------------
                             James I. Humphrey, Jr.
                             Vice Chairman, Chief Operating Officer and
                             Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below on the 6th day of February, 2001 by the following persons in the capacities indicated.

              Signature                                         Title
              ---------                                         -----
*                                              Chairman of the Board and Chief Executive
--------------------------------------
Paul J. Schulte                                Officer (Principal Executive Officer)

/s/ James I. Humphrey, Jr.                     Vice Chairman, Chief Operating Officer and
--------------------------------------
James I. Humphrey, Jr.                         Treasurer (Principal Financial and Accounting
                                               Officer)

*                                              Executive Vice President, Secretary and Director
--------------------------------------
Steve H. Borgmann                              Director

                                               Director
______________________________________
Loren Steele

*                                              Director
--------------------------------------
Joseph Caggiano

*                                              Director
--------------------------------------
George R. Whittemore

*                                              Director
--------------------------------------
Jeffrey M. Zwerdling

/s/ James I. Humphrey, Jr.
--------------------------------------
*James I. Humphrey, Jr., as
 attorney-in-fact for the persons
 indicated

                                 Exhibit Index

2.1 Agreement and Plan of Merger, dated June 11, 1999, between the Registrant and Supertel Hospitality, Inc. (incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 14,
          1999).

3.1 Second Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A filed on December 10, 1999).

3.2 Third Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q/A filed on December 10, 1999).

5.1*      Opinion of Hunton & Williams.

8.1*      Opinion of Hunton & Williams with respect to certain tax matters.

10.1 Declaration of Trust of Humphrey Hospitality REIT Trust (incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 333-48583)).

10.2 Bylaws of Humphrey Hospitality REIT Trust (incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 333-48583)).

10.3 Declaration of Trust of E&P REIT Trust (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2000).

10.4 Bylaws of E&P REIT Trust (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2000).

10.5 Third Amended and Restated Agreement of Limited Partnership of Humphrey Hospitality Limited Partnership (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on November 14,
          2000).

10.6 Second Amended and Restated Agreement of Limited Partnership of Solomons Beacon Inn Limited Partnership (incorporated by reference to the Registrant's Registration Statement on Form S-11 (Registration No. 33-93346)).

10.7 Agreement of Limited Partnership of E&P Financing Limited Partnership (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 15, 2000).

23.1      Consent of Reznick Fedder & Silverman.

23.2      Consent of KPMG LLP.

23.3*     Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1).

24.1* Power of Attorney (located on the signature page of this Registration Statement).

--------------

*Previously filed.